                                                                    EXHIBIT 99.8

                                                                  EXECUTION COPY
                                                                  --------------


                            ASSET PURCHASE AGREEMENT
                            ------------------------


          AGREEMENT, dated as of May 7, 1997, between Accessible MRI of Baltimore County, Inc., a Maryland corporation with a mailing address at 110 West Road, Suite 212, Towson, Maryland 21204 ("Accessible Towson"), Accessible
                                               -----------------
MRI of Montgomery County, Inc., a Maryland corporation with a mailing address at 8830 Cameron Street, Suite 101, Silver Spring, Maryland 20910 ("Accessible
                                                                ----------
Spring", and together with Accessible Towson, the "Sellers"), Ross H. Taber, the
------                                             -------
President of each Seller (the "Executive) and Phyllis S. Taber (the
                               ---------
"Stockholder"), and Accessible Resources, Inc., a Delaware corporation with a
 -----------
mailing address at 155 State Street, Hackensack, New Jersey  07601 ("Buyer")
                                                                     -----
and, solely with respect to the Closing Shares (as herein defined) and Sections 1.3, 1.8, 3.1 through 3.3 and 9.2, Medical Resources, Inc., a Delaware corporation ("MRI"), of which the Buyer is a wholly-owned subsidiary.
              ---

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, Accessible Towson owns and manages an imaging center which is operating as Accessible MRI and is located at 110 West Road, Suite 212, Towson, Maryland 21204 (the "Towson Center") and Accessible Spring owns and manages an
                     -------------
imaging center which is operating as Accessible MRI and is located at 8830 Cameron Street, Suite 101, Silver Spring, Maryland 20910 (the "Silver Spring
                                                               -------------
Center", and together with the Towson Center, the "Centers"), and Sellers own or
------                                             -------
have the right to use certain of the assets, properties, business and goodwill relating thereto (the "Business"); and
                       --------

          WHEREAS, Buyer desires to acquire the Business and substantially all of the properties and assets of Sellers used or held for use in connection with the Business, and Sellers desires to sell the Business and transfer such properties and assets to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, the Stockholder owns a majority of the outstanding common stock of each Seller.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Sellers and Buyer agree as follows:

                                   ARTICLE 1
                       SALE OF ASSETS AND PURCHASE PRICE

          1.1  Sale and Purchase of Assets.  On the basis of the
               ---------------------------
representations, warranties, covenants and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.2 hereof), Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of all Liens (as defined in Section 2.5(b) hereof) except as otherwise contemplated by Section 2.5(b) hereof, all of the assets of the Business associated with the Centers, other than the assets listed on Schedule 1.1 (the "Excluded Assets")), including, without limitation,
          ------------       ---------------
all machinery, equipment and furnishings used or held for use exclusively or primarily in the Business, as set forth on Schedule 2.5(A) hereto (the Business
                                           ---------------
and all of the foregoing, excepting only the Excluded Assets, being hereinafter referred to as the "Purchased Assets"). As used herein, the term "Purchased
                    ----------------
Assets" shall also include, without limitation of the foregoing:

          (a) all warranties and claims or potential claims against Sellers' suppliers or lessors with respect to any assets included in the Purchased Assets to the extent said warranties and claims may be assignable; and

          (b) all names, trademarks, contractual rights, telephone numbers, assignable Licenses (as defined in Section 2.6), books and records, business and good will of Sellers relating to the Business and the Purchased Assets; and

          (c) all of Sellers' accounts receivable arising out of services performed by Sellers on or prior to the business day immediately preceding the Closing Date at the Centers (including any related claims in respect of the collection thereof) (the "Accounts Receivable"); and
                          -------------------

          (d) the rights to any and all Contracts (as defined in Section 2.7) listed in Schedule 1.4 as Contracts to be assumed by Buyer (the "Assumed
          ------------                                           -------
Contracts"); and
---------

          (e) in addition, as an integral part of the Purchased Assets and which Buyer is relying on in entering into this Agreement, the restrictive agreements that the Sellers, the Stockholder and Executive shall herein agree to in Article 8.

          1.2  Closing Date.  The purchase and sale of the Business and the
               ------------
Purchased Assets (the "Closing") shall take place on May 8, 1997 at the offices
                       -------
of Werbel & Carnelutti, 711 Fifth Avenue, New York, New York 10022 at 10:00 a.m. New York City time or as soon thereafter as all of the conditions specified in Articles 5 and 6 of this Agreement shall be satisfied or waived, or at such other place or time or on such other date as Sellers and Buyer may agree upon in writing (such date and time being hereinafter called the "Closing Date").
                                   ------------

          1.3  (a)  Purchase Price.  As consideration for the Purchased Assets,
                    --------------
Buyer shall pay to Sellers $4,328,872 (the "Purchase Price") (subject to
                                            --------------
adjustment pursuant to clause (b) below) in the form and manner as follows:

               (i) $2,828,872 by wire transfer in immediately available funds on the Closing Date (the "Closing Date Amount"); and
                                               -------------------
               (ii) MRI shall deliver to Sellers a stock certificate evidencing the number of shares (the "Closing Shares") of common stock
                                                --------------
                     (the "MRI Common Stock"), par value $.01 per shares, of MRI
                           ----------------
                     which equals the quotient obtained by dividing $1,500,000 (the "Threshold Amount") by the Market Value (as defined in
                           ----------------
                     Section 10.15) of the MRI Common Stock as of the trading day immediately preceding the Closing Date (the "Closing Date Price").
                                                      ------------------

          (b)  Post Closing Adjustment if Effective Date Price is Less Than the
               ----------------------------------------------------------------
Closing Date Price.  In the event that the Market Value of the MRI Common Stock
------------------
as of the Effective Date (as defined in Section 1.8) (the "Effective Date
                                                           --------------
Price") is less than the Closing Date Price, MRI, at its option, shall either

          (i) issue to Sellers promptly following the Effective Date (but in any event not less than the third Business Day following the Effective Date) such additional number of shares of MRI Common Stock (rounded to the nearest whole number) as shall equal a fraction, the numerator of which is an amount (the "Deficiency Amount") equal to the difference between (1) the
                     -----------------
     Threshold Amount and (2) the product obtained by multiplying the Effective Date Price by the number of Closing Shares, and the denominator of which is the Effective Date Price, or

          (ii) deliver to Sellers a certified check in the amount equal to the Deficiency Amount.

          (c) Allocation of Purchase Price.  The Sellers and the Buyer agree to
              ----------------------------
allocate the Purchase Price in accordance with IRC

Section 1060. Such allocation shall be agreed to by the Sellers and the Buyer within 30 days of the Closing Date. In addition, the Sellers and the Buyer hereby agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under IRC Section 1060.

          1.4  Liabilities.  Buyer shall not assume or be bound by any duties,
               -----------
responsibilities, obligations or liabilities of Sellers, the Business or the Centers of any kind or nature, known, unknown, contingent or otherwise (including, without limitation, any benefit plan maintained by Buyer, any trade payables or any professional fees), except as specifically set forth on Schedule
                                                                        --------
1.4 annexed hereto.  Such liabilities retained by Sellers are herein referred to
---
as "Retained Liabilities" and such liabilities expressly assumed by Buyer in
Schedule 1.4 are herein referred to as "Assumed Liabilities."

          1.5  Additional Closing Date Deliveries and Actions.
               ----------------------------------------------
          (a) On the Closing Date, Sellers shall (i) deliver, or execute and deliver, to Buyer (w) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased
                                         ---------
Assets, (x) all evidences of consent, waiver or approval obtained by Sellers in respect of the Purchased Assets or the consummation of the transactions contemplated by this Agreement, (y) all of the documents, instruments and opinions contemplated to be delivered by Sellers to Buyer on the Closing Date pursuant to Article 5 hereof, and (z) all such other bills of sale, assignments and other instruments of transfer or conveyances as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the retention by the Sellers of the Retained Liabilities and (ii) take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession and control and provide Buyer with the benefits of the Purchased Assets and the Business. All of the documents described in (w) through (z) hereof are hereinafter referred to as "Sellers' Closing Documents".
                                       --------------------------

          (b) On the Closing Date, Buyer shall (i) deliver, or execute and deliver, to Sellers (w) the Closing Date Amount, (x) the Closing Shares, (y) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased Assets, and (z) all of
                  ---------
the documents, instruments and opinions contemplated to be delivered by Buyer to

Sellers on the Closing Date pursuant to Article 6 hereof, and (ii) take all steps and actions as may be reasonably necessary to effectuate the transactions contemplated hereby. All of the documents described in (w) through (z) hereof are hereinafter referred to as "Buyer's Closing Documents" and, collectively
                                -------------------------
with Sellers' Closing Documents, the "Closing Documents".
                                      -----------------
          (c) On the Closing Date, Buyer and Sellers shall apportion trade payables relating to the Business, such as equipment lease payments and office lease payments, for the month in which the Closing Date occurs based upon the number of days elapsed in such month up to the Closing Date. Buyer shall pay to the Sellers on a pro rata basis any net credit owed to the Sellers and Buyer shall deduct on a pro rata basis from the Closing Date Amount payable to Sellers any net credit owed to the Buyer.

          1.6  Consents, Waivers and Further Assurances.  (a) From time to time
               ----------------------------------------
following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered to Buyer such other instruments of assignment, conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary more effectively to convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets.

          (b) With respect to any properties or assets sold hereunder that cannot be physically delivered to Buyer because they are in the possession of third parties, or otherwise, Sellers shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to Buyer, that all right, title, and interest therein have been vested in Buyer and that the same are to be held for Buyers' exclusive use and benefit.

          1.7  Termination.  Anything contained in this Agreement to the
               -----------
contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date: (a) by the mutual written agreement of Buyer and Sellers; or (b) by Buyer or Sellers in the event of any material breach by the other party of any of its agreements, representations or warranties contained herein; or (c) by either Buyer or Sellers if the Closing has not occurred on or before May 16, 1997 (provided,
                                                                   --------
however, that if the party seeking to terminate this Agreement pursuant to this
-------
clause (c) has failed to use good faith and best efforts to bring about the Closing, that party shall not have the right to terminate the Agreement pursuant to this clause), or such later date as may be agreed upon in writing by Sellers and Buyer or may result from the operation of the provisions of Section 4.3 (the "Termination Date"). Notwithstanding any such
                                ----------------
termination, the provisions of Section 8.1 of this Agreement shall remain in full force and effect and no such termination shall be deemed to constitute a release or waiver by either party of any claim against the other party hereto based on any breach by such party of its agreements or its representations and warranties contained herein.

          1.8  Registration of MRI Common Stock.  (a) MRI agrees to prepare and
               --------------------------------
file with, and use its best efforts to cause to be declared effective by, the Securities and Exchange Commission (the "SEC"), as soon as practicable following the Closing Date but in any event within six months thereof, a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale by the Sellers in a public distribution of the Closing Shares. The date such registration statement is declared effective by the SEC is referred to herein as the "Effective Date." MRI shall also use its best
                              --------------
efforts to keep any such registration statement, and the accompanying prospectus, effective and current under the Securities Act at its expense for a period ending on the earlier to occur of two years from the Effective Date or the date on which Sellers have completed their disposition of such shares pursuant to the registration statement, provided that such two year period shall
                                        --------
be extended for a period equal to the number of days during such two year period with respect to which trading in the MRI Common Stock is suspended on The Nasdaq Stock Market or such registration statement is not effective and current other than as a result of any action or inaction by Sellers.

               (b) In connection with the registration of the Closing Shares pursuant to this Section 1.8:

     (i) The Sellers will cooperate in furnishing promptly to MRI in writing any information reasonably requested by MRI in connection with the preparation, filing and processing of such registration statement;

     (ii) MRI will prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and current for the period required herein and use reasonably diligent efforts to comply with the provisions of the Securities Act and the rules and regulations of the SEC with respect to the sale or disposition of shares covered by such registration statement;

    (iii) MRI shall use reasonably diligent efforts to have the Closing Shares qualified for listing on The Nasdaq Stock Market;

     (iv) MRI shall maintain American Stock Transfer & Trust Company, or a comparable entity, as the transfer agent for the MRI Common Stock, including the Closing Shares;

      (v) MRI will furnish to the Sellers such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and cause its shares to be qualified under the blue-sky laws of those states reasonably requested by the Sellers (provided that MRI will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (B) subject itself to taxation in any such jurisdiction or
          (C) consent to general service of process in any such jurisdiction);

     (vi) Except as set forth in subsection (vii) below, MRI shall bear all costs and expenses incident to any registration pursuant to this
          Section 1.8; and

    (vii) The Sellers shall pay any and all brokerage fees and transfer taxes incident to the sale of any share of MRI Common Stock sold by the Sellers pursuant to the registration effected pursuant to this
          Section 1.8, and shall pay the fees and expenses of any special attorneys or accountants retained by it.




                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                     OF SELLERS, STOCKHOLDER AND EXECUTIVE

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers and Executive and, solely with respect to Sections 2.2, 2.9 and 2.18, Stockholder represent and warrant to Buyer and agree as follows:

          2.1  Organization and Qualification.  Each Seller is a corporation
               ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Maryland. Each Seller has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted. Other than the stockholders of Sellers listed on Schedule 2.1, no other person or entity has an equity interest in the Sellers or any right with respect to an equity interest in the Sellers.

          2.2  Authority to Effect Transactions.  (a) Sellers, Stockholder and
               --------------------------------
Executive have all requisite power and authority to execute, deliver and perform this Agreement and all of Sellers' Closing Documents to which they are a party. All necessary corporate action (including, without limitation, all action by stockholders) on the part of Sellers has been duly taken to authorize the execution, delivery and performance by Sellers of this Agreement and all of Sellers' Closing Documents. This Agreement has been duly authorized, executed and delivered by Sellers, has been duly executed and delivered by Stockholder and Executive, and is the legal, valid and binding obligation of Sellers, Stockholder and Executive, enforceable against Sellers, Stockholder and Executive in accordance with its terms. Each of Sellers' Closing Documents has been duly authorized by Sellers and, upon execution and delivery by Sellers, as contemplated hereby, will be the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

          (b) Except as set forth in Schedule 2.2(B) hereto, (i) no consent,
                                     ---------------
authorization, approval, order, license, certificate, permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or License (as defined in Section 2.6) to which any Seller is a party or by which it is bound or to which any of the Purchased Assets is subject, is required for the execution, delivery or performance by Sellers, Stockholder or Executive of this Agreement or any of Sellers' Closing Documents or the consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance of this Agreement or any of Sellers' Closing Documents nor the consummation of the transactions contemplated hereby or thereby (v) conflicts with or will conflict with, or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (w) constitutes or will constitute a default under,
(x) results or will result in the creation of any Lien except for Permitted Liens (as defined in Section 2.5(b) hereof) upon the Purchased Assets pursuant to, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) either

Seller's certificate of incorporation and bylaws, each as amended to date, (B) any law, statute, rule, regulation, order, award, judgment or decree to which either Seller, Stockholder or Executive or any of the Purchased Assets is subject or (C) any contract, agreement, instrument, lease or License to which either Seller, Stockholder or Executive is a party or by which it is bound.

         2.3  Financial Statements.  Each Seller has delivered to Buyer true
               --------------------
and correct copies of the following: unaudited balance sheets of Seller as of the twelve months ended September 30, 1996 and the five months ended February 28, 1997; the unaudited statement of operations and statement of retained earnings of Seller for the twelve months ended September 30, 1996; and the unaudited statement of operations for the five months ended February 28, 1997. Each such balance sheet presents fairly the financial condition, assets, liabilities and stockholder's equity of each Seller as of its date; each such statement of operations presents fairly the results of operations of each Seller for the period indicated; and each such statement of retained earnings presents fairly the information purported to be shown therein. The financial statements referred to in this Section 2.3 have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved, are correct and complete, and are in accordance with the books and records of each Seller previously made available for Buyer's review. Except as set forth in
Schedule 2.3 hereto, Sellers are not subject to any liability (including,
------------
without limitation, known unasserted claims and liabilities for federal, state or local income tax), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of the amount shown or reserved for on the balance sheets, other than liabilities of the same nature as those set forth on the balance sheets and reasonably incurred after the Balance Sheet Date (as defined below) in amount and in the ordinary course of business consistent with past practice and are not material in amount.

          2.4  Absence of Certain Developments.  Except as contem plated by this
               -------------------------------
Agreement or as otherwise set forth on Schedule 2.4 hereto, since February 28,
                                       ------------
1997 (the "Balance Sheet Date"), the Business has been conducted in all respects
           ------------------
only in the ordinary course of business of the Centers consistent with past practice. Except as set forth on Schedule 2.4 hereto and except for general economic and regulatory conditions affecting the medical diagnostic imaging industry, since the Balance Sheet Date, there has been (a) no adverse change in the Purchased Assets or in the business, liabilities, operations, profits, condition (financial or otherwise) or prospects of the Centers, and, no fact or condition exists or is contemplated or threatened which might be expected to cause such a change in the future, and (b) no damage, destruction, loss or claim or condemnation or other taking adversely affecting any Purchased Asset.

          2.5  Tangible Personal Property; Title and Liens.  (a) Set forth on
               -------------------------------------------
Schedule 2.5(A) hereto is a list of all of the tangible personal property
---------------
included in the Purchased Assets.

          (b) Sellers have good title to all of the Purchased Assets, free and clear of all mortgages, liens, security interests, easements, encumbrances, equities, claims and obligations to other Persons (as such term and all other defined terms used herein and not otherwise defined are defined in Section 10.15) of every kind and character (any of the foregoing, a "Lien"), other than
                                                             ----
as set forth on Schedule 2.5(B) hereto. Upon delivery to Buyer on the Closing
                ---------------
Date of the instruments of assignment and transfer contemplated by this Agreement, Sellers will thereby transfer to and vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Liens other than Liens, if any, created by Buyer and Liens set forth on Schedule 2.5(B)
                                                       ---------------
(collectively, "Permitted Liens"). Sellers shall discharge and indemnify Buyer
                ---------------
from and against any and all claims, suits,
actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses resulting or arising from any Lien existing on the Closing Date (whether inchoate, or not, and whether perfected or not) on or with respect to any of the Purchased Assets other than any Permitted Lien. Except as set forth on Schedule 1.1 hereto, the Purchased Assets constitute all assets and
   ------------
properties presently used in the operation of the Business as it is currently being operated.

          (c) No real property owned by Sellers is used in the conduct of the Business.

          2.6  Licenses and Authorizations.  Sellers own, hold or possess all
               ---------------------------
foreign, federal, state or local governmental licenses, franchises, permits, privileges, approvals and other authorizations and licenses which are necessary to entitle them to own or lease the Purchased Assets and to operate and use the Purchased Assets to conduct and carry on the Business as presently conducted at the Centers (the "Licenses"). Set forth on Schedule 2.6 hereto is a list and
                  --------                 ------------
brief description of each of the Licenses. Each of the Licenses is valid and in full force and effect and, except as disclosed in Schedule 2.6, may be assigned and transferred to Buyer in accordance with this Agreement and will survive the Closing in full force and effect. No notice of cancellation, default or breach of or any dispute concerning any of the Licenses owned, possessed or held by Sellers or of any event or condition or state of facts described in the next following sentence has been received by Sellers with respect to any of such Licenses. There is not now pending, or, to the knowledge of Sellers or Executive, threatened, any action to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Licenses. Sellers and, to the best of their knowledge, their predecessors in interest, if any, have performed and fulfilled in all respects all of their respective material obligations under each of the Licenses, and Sellers are not aware of any event or condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of such Licenses or which permits or, after notice or lapse of time or both, would permit revocation or termination of any of such Licenses or which would adversely affect any of the rights of Sellers thereunder.

          2.7  Contracts and Other Instruments.  (a) Schedule 2.7(A) hereto sets
               -------------------------------       ---------------
forth a list of all contracts, agreements, instruments and leases to which Sellers, Stockholder or Executive is a party or by which it is bound, relating to the Business or the

Purchased Assets or to which any of the Purchased Assets is subject (collectively, together with any contracts, agreements, instruments and leases entered into by Sellers with respect to the Business or the Purchased Assets between the date hereof and the Closing Date consistent with the terms of this Agreement, being herein called the "Contracts"). Sellers have provided Buyer
                                    ---------
with a true and complete copy of each Contract.

          (b) Each of the Contracts constitutes the valid and binding obligation of Sellers and, to the best of Sellers' and Executive's knowledge, the other party thereto, and is in full force and effect. Sellers have performed and fulfilled all of their material obligations under each of such Contracts required to be performed as of the date hereof, is not in default or breach thereunder, and, to the knowledge of Sellers and Executive, no other party is in default or breach thereunder.

          2.8  Employees.  (a) Schedule 2.8A hereto contains (i) a list of the
               ---------       -------------
names and relationships with Sellers of all employees of Sellers at the Centers as of the date hereof, (ii) a description of all agreements (oral or written) with such employees, (iii) the dates on which such employees commenced working for Sellers, (iv) any increase in such employee's compensation since January 1, 1997, and (v) the compensation of such employees. Except as set forth on Schedule 2.8B
                                                                   -------------
hereto, Sellers are not a party to any collective bargaining agreement, employment agreement, retirement plans (whether qualified or non-qualified), deferred compensation or severance (except to the extent that accrued vacation and accrued sick days may be deemed to be severance under applicable law) agreement, consulting or advisory agreement, confidentiality agreement or covenant not to compete (except as set forth in this Agreement) relating to the employees or otherwise relating to the Business.

          (b) Sellers have complied in all material respects with all applicable laws, rules and regulations affecting the employment of labor, including, but not limited to, those relating to wages, hours, discrimination and the payment of social security, withholding and similar taxes, and is not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing. There are no controversies pending or, to Sellers' or Executive's knowledge, threatened between Sellers and any of their employees, or any labor unions or collective bargaining unit representing or purporting to represent any of their employees.

          2.9  Compliance with Laws; Litigation.  The Purchased Assets and their
               --------------------------------
uses comply with, and Sellers with respect to the Purchased Assets and the operation of the Business and the Centers are in compliance with, all applicable laws, regulations, rules, or ordinances of, and all applicable judgments, writs, decrees, injunctions and orders of, any foreign, federal, state, local or other governments or court or governmental departments, commissions, bureaus, agencies or instrumentalities, except for any noncompliance which would not have a material adverse effect on either Seller, the Business, the Centers or the Purchased Assets. Sellers are not, with respect to the Business, the Centers or the Purchased Assets, subject to any judgments, writs, decrees, injunctions or orders of any foreign, federal, state or local government or court or governmental department, commission, bureau, agency or instrumentality, except for any judgments, writs, decrees, injunctions or orders binding on the diagnostic imaging industry generally. Except as set forth on Schedule 2.9
                                                              ------------
hereto, there is no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation, including any medical board or similar professional body proceeding, involving Sellers, Stockholder, Executive or the Centers (including, to the knowledge of Sellers, Stockholder or Executive, any medical professionals practicing at the Centers, whether or not the proceeding involves activities performed at the Centers) served on Sellers or, to the knowledge of Sellers, Stockholder and Executive, pending or threatened against Sellers, Stockholder or Executive or otherwise with respect to the Business, the Centers or the Purchased Assets (including, without limitation, any claim for malpractice) nor is there any basis for any of the same, and there are no suits, actions, administrative proceedings, arbitrations or other proceedings or investigations pending in which either Seller, Stockholder or Executive is the plaintiff or claimant relating to the Purchased Assets, the Business or the Centers. There is no suit, action, administrative proceeding, arbitration or governmen tal investigation involving Sellers, Stockholder, Executive or the Centers pending or, to the knowledge of Seller, Stockholder and Executive, threatened, which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

          2.10  Taxes.  (a) Sellers have timely filed or will timely file all
                -----
returns and reports required to be filed by them with any taxing authority with respect to Taxes (as hereinafter defined) (as for any period ending on or before the Closing Date), taking into account any extension of time to file granted to or obtained on behalf of Sellers, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Closing Date have been paid or will be paid when due,
(c) as of the date hereof, no deficiency for any material amount of tax has been asserted or assessed by a taxing authority against Sellers, (d) all liability for Taxes of Sellers that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 2.3 hereof have been paid or adequately reserved for on such financial statements, and (e) no Tax return or reports of Sellers are under examination. As used herein, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, or levies payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes,
(ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

          2.11  No Referrals by Interested Parties.  From and after January 1,
                ----------------------------------
1995 and through the Closing Date, there have been no referrals of Medicare or Medicaid patients to the Sellers by physicians owning equity interests in the Sellers or any Centers or having any financial relationship with the Sellers or any Centers.

          2.12 Related Party Transactions.  Schedule 2.12 specifies all entities
               --------------------------
that have transacted business with the Sellers or any Center that are "related" through common ownership or control to the Sellers or any Center under the Medicare definition of such term, or the definition of such term under the Medicaid program of any State. For each such entity, Schedule 2.12 also states the nature of the transaction and the nature of the relationship, including, but not limited to, the percentage of common ownership or relationship that creates control. Attached to Schedule 2.12 are all contracts or written agreements between such entities and the Sellers or any Center.

          2.13 Machinery, Equipment and Supplies.  All machinery, equipment and
               ---------------------------------
supplies of Sellers included in the Purchased Assets are in good and usable condition, ordinary wear and tear excepted.

          2.14 Insurance.  Schedule 2.14 hereto sets forth a list of all
               ---------   -------------
policies of insurance in force with respect to the Purchased Assets, the Centers and the Business. Sellers have received no notices of any pending or threatened terminations with respect to such policies and Sellers are in compliance with all conditions contained therein. All such policies are valid and enforceable and in full force and effect and are sufficient for all applicable requirements of law. All such policies will remain in full force and effect through the Closing Date.

          2.15 Environmental Matters.  There has been no (a) release or
               ---------------------
threatened release of any hazardous substance, pollutant or contaminant as each such term presently is defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, resulting from any activity by or on behalf of Sellers or any predecessor in interest, including but not limited to, the generation, handling, storage, treatment, transportation or disposal of any hazardous substance, pollutant or contaminant at the Centers; (b) past or, to the knowledge of Sellers or Executive, future action taken or, to the knowledge of Sellers or Executive, to be taken by any federal, state or local entity or by any private party under any federal, state or local statute, rule, regulation or guideline concerning the release of any hazardous substance, pollutant or contaminant into the soil, air, surface or subsurface waters or the environment in general from the Centers; and (c) claims or actions brought or, to the knowledge of Sellers or Executive, which may be brought by any third party for damages occurring at or outside of the Premises resulting from the alleged release or threatened release of any hazardous substance, pollutant or contaminant by Sellers or any predecessor in interest, including but not limited to, claims for health effects to persons, property damage and/or damage to natural resources; nor do Sellers or Executive have any knowledge of any basis for any of the foregoing.

          2.16 Accounts Receivable.  Each Seller has good title, free and clear
               -------------------
of all Liens except Permitted Liens, to the receivables reflected on its balance sheets. Such accounts receivable have arisen from bona fide transactions entered into in the ordinary course of business and are not in dispute or subject to defense, counterclaim or set-off other than in the ordinary course of business.

          2.17 Brokers.  Neither Sellers, Stockholder, Executive nor any
               -------
Affiliate of Seller, Stockholder or Executive has incurred any liability or obligation to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

          2.18 Disclosure.  All representations and warranties made by Sellers,
               ----------
Stockholder and Executive to the Buyer, whether or not in writing, are and when made were true, accurate and complete.

          2.19  Investment Intent.  The Sellers and the stockholders of Sellers
                -----------------
are acquiring the Closing Shares which are issuable under this Agreement for investment for their own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof and understands that the Closing Shares are being offered under an exemption in
Section 4(2) of the Securities Act upon reliance on such representation. The Sellers and the stockholders of Sellers are "accredited investors" as such term is defined in Rule 501(a) under the Securities Act. The Sellers and the stockholders of Sellers understand that the Closing Shares representing the MRI Common Stock which are issuable hereunder, have not been, and will not as of the Closing Date be, registered under the Securities Act. The Sellers and the stockholders of Sellers acknowledge that the Closing Shares which are issuable hereunder must be held indefinitely until subsequently registered under the Securities Act or unless an exemption from such registration is available. The Sellers and the stockholders of Sellers are aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of the requirements set forth therein.

                                   ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF BUYER AND MRI

     As an inducement to Sellers, Stockholder and Executive to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and MRI represent and warrant to Sellers, Stockholder and Executive and agree as follows:

          3.1  Organization.  Each of Buyer and MRI is a corporation duly
               ------------
organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and MRI has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted. Buyer is a wholly owned subsidiary of MRI.

          3.2  Authority to Effect Transactions.  (a) Each of Buyer and MRI has
               --------------------------------
all requisite corporate power and authority to execute, deliver and perform this Agreement and Buyer's Closing Documents.

All necessary corporate action on the part of Buyer and MRI has been duly taken to authorize the execution, delivery and performance of this Agreement and Buyer's Closing Documents. This Agreement has been duly authorized, executed and delivered by Buyer and MRI, and is the legal, valid and binding obligation of Buyer and MRI enforceable against Buyer and MRI in accordance with its terms. Buyer's Closing Documents have been duly authorized by Buyer and, upon execution and delivery by Buyer as contemplated hereby, will be the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms. The Closing Shares, when issued pursuant to the terms hereof, shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

          (b) (i) No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulating body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Buyer or MRI is a party or by which it is bound, is required for the execution, delivery or performance by Buyer or MRI of this

Agreement or any of Buyer's Closing Documents or in connection therewith or for consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance by Buyer or MRI of this Agreement or any of Buyer's Closing Documents, nor the consummation of the transactions contem plated hereby or thereby (w) conflicts with or will conflict with or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (x) constitutes or will constitute a default under, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) the certificate of incorporation, by-laws or other constitutional documents, each as amended to date, of Buyer or MRI, (B) any law, statute, rule, regulation, order, award, judgment or decree to which Buyer or MRI is subject, or (c) any contract, agreement, instrument, lease or license to which Buyer or MRI is a party or by which it is bound.

          3.3  Litigation.  Other than as set forth on Schedule 3.3, there is no
               ----------                              ------------
suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation

(including by the SEC or The Nasdaq Stock Market) pending or, to the best knowledge of Buyer or MRI, threatened against Buyer or any MRI Group Entity, which questions the legality, validity or propriety of the transactions contemplated by this Agreement or which would reasonably be expected to have a material adverse effect on the business of MRI and its subsidiaries taken as whole.

          3.4  SEC Reports. Since January 1, 1997, MRI has timely filed all
               -----------
forms, reports, statements and other documents required to be filed with the SEC (collectively, the "SEC Reports"). The SEC Reports, including all SEC Reports
                    -----------
filed after the date of this Agreement and prior to the Closing Date (x) were or will be prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the SEC Reports, the Securities Act and the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of its most recent SEC Report, no material adverse change has occurred in the financial condition of MRI and its subsidiaries, taken as a whole.

          3.5  Brokers.  Neither Buyer, MRI nor any Affiliate of Buyer or MRI
               -------
has incurred any liability or obligation to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

          3.6  Disclosure.  All representations and warranties made by Buyer and
               ----------
MRI in this Agreement are and when made were true, accurate and complete.


                                   ARTICLE 4

             CONDUCT OF BUSINESS AND TRANSACTIONS PRIOR TO CLOSING

                 Between the date hereof and the Closing Date:

          4.1  Access.  Sellers shall (a) afford to the officers, stockholders,
               ------
employees, consultants, attorneys, agents, engineers, accountants and other representatives ("Agents") of Buyer and of any prospective lenders or to
                  ------
investors in Buyer or its Affiliates (the "Buyer's Lenders and Investors") free
                                           -----------------------------
and full access to the properties, assets, books and records of Sellers relating exclusively or primarily to the Purchased Assets, (b) permit them to make extracts from and copies of such books and records and (c) from time to time furnish to Buyer, Buyer's Agents or Buyer's Lenders and Investors such financial and operating data and other information concerning the results of operations of the Centers and the Business as Buyer may reasonably request including all interim financial statements with respect to the Centers. No investigation by or on behalf of Buyer shall affect the representations and warranties of Sellers hereunder.

          4.2  Conduct of Business.  Sellers and Buyer shall refrain from taking
               -------------------
any action which would render any of their respective representations and warranties inaccurate as of the Closing Date, except for changes therein permitted by this Agreement or resulting from transactions carried out pursuant to this Agreement. Each party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened, brought, asserted or commenced of which it becomes aware that would have been listed, in the case of Sellers, on Schedule 2.9 hereto or, in the case of Buyer,
                                   ------------
on Schedule 3.3 hereof, if such action, suit, proceeding or investigation had
   ------------
arisen or were in existence on or prior to the date hereof. Sellers shall act diligently and reasonably (a) to preserve the Purchased Assets intact, (b) to keep available, if so requested by Buyer, the services of the present personnel of the Centers and (c) to preserve the goodwill of suppliers and customers of the Centers and others having business relations therewith. Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Sellers shall conduct the business and operations of the Centers in all respects only in the ordinary course and substantially as presently operated. Notwithstanding the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Sellers shall not, with respect to the Purchased Assets, sell, lease, transfer (including transfers to any Affiliates of Sellers) or otherwise dispose of (other than in the ordinary course of business consistent with past practice), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any Purchased Assets. In addition, Sellers shall ensure that all liabilities and obligations to vendors, lenders and other creditors are current and not past due in accordance with their customary terms and the Sellers, Stockholder and Executive shall indemnify and hold Buyer harmless against all past due obligations of the Centers as of the Closing incurred prior to Closing and not specifically assumed by

Buyer as an Assumed Liability. Additionally, pending the Closing, and except as otherwise specifically contemplated by this Agreement, each Seller:

     (i) shall not issue or sell rights (including, without limitation, conversion rights), options, warrants to purchase or to subscribe to, or enter into any arrangement or contract with respect to any of it securities;

     (ii) shall not declare, pay or set aside for payment any dividend or other distribution in respect to any of its securities or directly or indirectly redeem, purchase or otherwise acquire any shares of its securities;

     (iii) shall not enter into contracts or commitments involving, individually, in excess of $5,000 (or $25,000 in the aggregate);

     (iv) will not grant any increase in compensation to any officer, employee or agent or enter into or amend any stock option plan or any employment or consulting agreement;

     (v) shall not dispose of (other than in the ordinary course of business consistent with past practice) or encumber any of its properties and assets;

     (vi) shall not merge or consolidate with any other corporation, or acquire any stock, business, or substantially all of the property or assets of any other person, firm, association, corporation or other business organization; and

     (vii) shall not do any act or omit to do any act which with or without the giving of notice or the passage of time, or both, would result in a breach of or default under any contract, commitment or obligation of the Seller.

          4.3  Maintenance.  Sellers shall act reasonably and in accordance with
               -----------
their prior practice with respect to the Business to preserve, maintain in good and usable condition and insure and repair the Purchased Assets and the Centers in the ordinary course. In the event of any material loss of, or material damage to, tangible Purchased Assets or the Centers prior to the Closing, Sellers shall either pay the lesser of the repair or replacement cost thereof to Buyer at the Closing or, at the option of Buyer, promptly repair or replace the lost or damaged Purchased Assets in order to minimize the interruption to the Business. If, despite the best efforts of Sellers to repair or replace such lost or damaged Purchased Assets prior to the Closing Date, such repair or replacement is not completed prior to the Termination Date, then, at the option of Buyer, (a) this Agreement shall terminate or (b) the Termination Date shall be extended for an additional period not to exceed ten days or (c) Sellers shall assign to Buyer the rights to the proceeds from any insurance policy covering the lost or damaged Purchased Assets.

          4.4  Consents and Approvals.  Sellers shall act diligently and
               ----------------------
reasonably to secure the consents and approvals of any governmental agencies and authorities and any other Persons, as set forth on Schedule 2.2(B) annexed
                                                   ---------------
hereto, required to be obtained in order to assign or transfer to Buyer, any contract or License included within the Purchased Assets or to otherwise satisfy the conditions set forth in Sections 5.4 and 5.6 hereof, provided, that Sellers
                                                         --------
shall not make any agreement or understanding affecting the Purchased Assets, the Centers or the Business as a condition for obtaining any such consent or waiver except with the prior written consent of Buyer. Buyer shall act diligently and reasonably to cooperate with Sellers to obtain the consents or approvals contemplated by this Section 4.4.

          4.5  Renewal of Contracts.  Sellers shall consult with Buyer fully
               --------------------
with respect to the renewal of any Assumed Contracts that are scheduled to expire between the date hereof and the Termination Date and will not enter into any such renewals without the prior written consent of the Buyer.

          4.6  Stockholder Covenants.  Insofar as the Stockholder control the
               ---------------------
Sellers, any covenant contained herein requiring action on the part of the Sellers shall require the Stockholder to cause Sellers to take such action.

          4.7  Financing Arrangement.  Sellers shall provide Buyer with
               ---------------------
information concerning all oral and written financing arrangements to which Sellers are a party. Sellers shall permit Buyer to renegotiate the terms and conditions of any such financing arrangement which Buyer determines, in its sole discretion, should be renegotiated.

                                   ARTICLE 5

                       CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall be subject, at the option of Buyer, to the fulfillment of each of the following conditions as of the Closing Date:

          5.1  Accuracy of Representations and Compliance With Conditions.  All
               ----------------------------------------------------------
representations and warranties of Sellers, Stockholder and Executive contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Sellers, Stockholder and Executive; and Sellers, Stockholder and Executive shall have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          5.2  No Changes; Destruction of Property and Due Diligence.  Between
               -----------------------------------------------------
the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Business or any of the Purchased Assets; (b) no federal, state or local legislative or regulatory change adversely affecting the Business or the Purchased Assets; (c) no damage, destruction, loss or claim or condemnation or other taking adversely affecting the Business or the Purchased Assets that has not been repaired or replaced in accordance with Section 4.3 hereof; and (d) no lawsuit, proceeding or claim filed or asserted against Sellers that, if adversely determined, may have a material adverse effect on the Business or the Purchased Assets.

          5.3  Opinion of Counsel for Sellers.  Buyer shall have received from
               ------------------------------
counsel to Sellers, Stockholder and Executive, an opinion dated the Closing Date in the form set forth in Exhibit B hereto.
                         ---------

          5.4  Necessary Government Approvals.  The parties shall have received
               ------------------------------
all governmental and regulatory approvals, actions and consents, if any, necessary to consummate the transactions contemplated hereby.

          5.5  Assumption of Leases and Assumed Contracts.  The landlord of the
               ------------------------------------------
premises on which the Centers are located shall have agreed to the assumption by Buyer of the leases for the

Centers (the "Leases"). The Assumed Contracts shall be assigned to Buyer on
              ------
terms satisfactory to Buyer.

          5.6  Necessary Consents.  The parties shall have received written
               ------------------
consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from all Persons whose consent is required therefor, as set forth on Schedule 2.2(B) or otherwise under any Contract.
                          ---------------

          5.7  Review of Proceedings.  All actions, proceedings, instruments and
               ---------------------
documents required to carry out the transactions contemplated by this Agreement or any other agreement to be executed and delivered by any of the parties hereunder or in connection herewith shall be subject to the reasonable approval of Buyer's counsel, and Sellers shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto.

          5.8  Threatened or Pending Proceedings.  No proceedings shall have
               ---------------------------------
been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

          5.9  Authorization to Endorse Certain Checks.  Buyer shall have
               ---------------------------------------
received a duly executed letter from Sellers in the form of Exhibit C annexed
                                                            ---------
hereto, dated the Closing Date, authorizing Buyer to endorse certain checks made payable to Sellers.

          5.10  Deliveries Complete.  All documents required to have been
                -------------------
delivered by Sellers to Buyer, including each of the certificates, instruments and documents listed on Schedule 5.10 hereto, and all actions required under
                        -------------
this Agreement to have been taken by Sellers, at or prior to the Closing shall have been delivered or taken.

          5.11  Accounts Payable.  All trade and lender accounts payable
                ----------------
relating to the Business shall, as of the Closing Date, be current in accordance with Section 4.2.

          5.12  Closing Certificate.  On the Closing Date, Sellers,  Stockholder
                -------------------
and Executive shall deliver to Buyer a certificate signed by the President of Sellers, Stockholder and Executive to the effect that: (a) all representations and warranties of Sellers, Stockholder and Executive contained in this Agreement are true and correct as if made on and as of such date, except (i) as a result of the taking of any action contemplated hereby, (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Sellers, Stockholder and Executive have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and (c) each of the other conditions precedent to Buyer's obligations to close under this Agreement has been fulfilled.

          5.13  Employees.  Subject to Buyer's normal recruiting standards,
                ---------
anticipated needs and wage scale and fringe benefit program, Buyer shall consider each of Sellers' employees employed at the Centers other than Executive (the "Employees") for possible employment by Buyer at the Centers from and after
      ---------
the Closing Date, it being agreed, however, that Buyer shall have no obligation to employ any such person. At least three business days prior to the Closing Date, Buyer shall deliver to Sellers a list of those Employees that Buyer wishes to so employ and Sellers shall use their best efforts to cause each such designated Employee to accept such employment. As to any Employees not entering into Buyer's employ on the Closing Date, Sellers shall be solely responsible for
(i) properly notifying such Employees of their termination, and (ii) making all severance and related payments, including but not limited to payments for accrued vacation and accrued sick days, if any.

                                   ARTICLE 6

                      CONDITIONS TO OBLIGATIONS OF SELLERS
                         THE STOCKHOLDER AND EXECUTIVE

          The obligations of Sellers, Stockholder and Executive under this Agreement shall be subject, at the option of Sellers, to the fulfillment of each of the following conditions as of the Closing Date:

          6.1  Accuracy of Representations and Compliance With Conditions.  All
               ----------------------------------------------------------
representations and warranties of Buyer and MRI contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Buyer and MRI; and Buyer and MRI shall have performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          6.2  Orders.  No order shall have been rendered enjoining or otherwise
               ------
restraining the consummation of the transactions contemplated hereby.

          6.3  Opinion of Counsel to Buyer and MRI.  Sellers shall have received
               -----------------------------------
from Werbel & Carnelutti, counsel for Buyer and MRI, an opinion dated the Closing Date in the form set forth in Exhibit D hereto.
                                      ---------

          6.4  Deliveries Complete.  All documents required to have been
               -------------------
delivered by Buyer and MRI to Sellers, including each of the certificates, instruments and documents listed on Schedule 6.4 hereto, and all actions
                                    ------------
required under this Agreement to have been taken by Buyer and MRI, at or prior to the Closing shall have been delivered or taken.

          6.5  Closing Certificate.  On the Closing Date, Buyer and MRI shall
               -------------------
deliver to Sellers a certificate signed by the President (or a Vice President) of Buyer and MRI to the effect that: (a) all representations and warranties of Buyer and MRI contained in this Agreement are true and correct as if made on and as of such date, except (i) as a result of the taking of any action contemplated hereby, (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Buyer and MRI have performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and (c) each of the other conditions precedent to Sellers' obligations to close under this Agreement has been fulfilled.

          6.6  Necessary Consents and Releases.  The parties shall have received
               -------------------------------
written consents from all Persons whose consent is required therefor for the assignment and assumption of any Assumed Contract as set forth on Schedule
                                                                  --------
2.2(B) and the Sellers, and to the extent they are guarantors thereto, Executive
------
and the stockholders of Sellers, shall have obtained releases, or alternatively an indemnification from MRI, with respect to such Assumed Contracts.



                                   ARTICLE 7

                       TRANSACTIONS SUBSEQUENT TO CLOSING

          7.1  Record Retention; Access.  (a) Buyer shall retain the books and
               ------------------------
records of the Centers and the Purchased Assets transferred to it hereunder for a period of not less than three (3) years; provided, however that Buyer shall
                                           --------  -------
have the right to dispose of or destroy any such books and records at any earlier time upon giving Sellers reasonable notice of such intent and the right to obtain from Buyer those books and records which it intends to dispose of or destroy. Sellers shall have the right, at the expense of Sellers, (i) of reasonable access to and examination of such records and books for a period of three (3) years from and after the Closing Date upon reasonable notice to Buyer and during normal business hours and (ii) to make copies of such of the books, contracts and records included in the Purchased Assets as are in Buyer's possession which relate to any period prior to the Closing. With the approval of Buyer, which approval shall not be unreason ably withheld or delayed, Sellers may remove from Buyer's possession the originals of such of the books and records included in the Purchased Assets as Sellers may require, for use in litigation, provided that Sellers shall indemnify Buyer against losses,
            --------
expenses, or damages resulting from the loss, destruction or non-return of such books and records.

          (b) Sellers shall retain the books and records of the Centers not transferred to Buyer hereunder for a period of not less than three (3) years; provided, however that Sellers shall have the right to dispose of or destroy any
--------  -------
such books and records at any earlier time upon giving Buyer reasonable notice of such intent and the right to obtain from Sellers those books and records which it intends to dispose of or destroy.  Buyer shall have the right at the expense of Buyer, (i) of reasonable access to and examination of such records and books for a period of three (3) years from and after the Closing Date upon reasonable notice to Sellers and during normal business hours, and (ii) to make copies of such books, contracts and records as are in Sellers' possession. With the approval of Sellers, which approval shall not be unreasonably withheld, Buyer may remove from Sellers' possession the originals of such books and records as Buyer may require, for use in litigation, provided that Buyer shall
                                                     --------
indemnify Sellers against any losses, expenses or damages resulting from the loss, destruction or non-return of the same.




                                 ARTICLE 8

                        CONFIDENTIALITY AND NON-COMPETE

          8.1  Confidentiality.  (a)  Prior to and after the Closing, no party
               ---------------
to this Agreement shall directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, except for disclosures or notices, based upon the advice of

MRI's counsel, to be made by MRI as a result of its public status, including, but not limited to a press release announcing the transaction contemplated by this Agreement. In the event this Agreement terminates without the purchase and sale of the Purchased Assets having taken place, the parties and their respective Affiliates and Agents will (i) hold in confidence and refrain from using all non-public information received in connection with the transactions contemplated in this Agreement, and (ii) promptly return all such non-public information and any and all copies thereof to the party to which such information relates. Sellers, Stockholder and Executive acknowledge that the common stock of Buyer's parent, MRI, is publicly traded and agree to refrain from using non-public information regarding this transaction in connection with the purchase or sale of such securities.

          (b) In the event the Closing occurs, during the period commencing on the date hereof and ending ten years from the date hereof (the "Confidentiality Period"), neither the Sellers, Stockholder or Executive nor any Affiliate thereof, shall disclose intentionally to anyone, or use or otherwise exploit for the benefit of Sellers, Stockholder, Executive or any Affiliate thereof, or for the benefit of anyone other than Buyer or MRI Group

Entities, (i) any confidential information of Buyer or MRI Group Entities relating to the Business or the Centers, including, without limitation, any trade secrets, customer lists, details of client or consultant contracts, marketing plans, product or service development plans, business acquisition plans of the Buyer or MRI Group Entities related to the Business, or (ii) any portion or phase of any technical information, ideas, "know-how", discoveries, product designs, computer programs (including source or object codes), processes, procedures, formulae or improvements relating to the Centers that is valuable, and whether or not in written or tangible form, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof (all such information, documents and materials being hereinafter called "Confidential Information").

          (c) The foregoing notwithstanding, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information that becomes generally available to the public, other than as a result of a disclosure by Sellers, Stockholder or Executive or any Affiliate or Agent thereof, and (ii) business and technical methods applicable to diagnostic imaging businesses generally. Neither the Sellers,

Stockholder or Executive nor any Affiliate thereof shall have any obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is required by law, and the Sellers, Stockholder, Executive or any Affiliate thereof shall provide Buyer with prompt notice of such requirement, prior to making any disclosure, so that the Buyer may seek an appropriate protective or restrictive order.

          (d) At the request of Buyer, Sellers, Stockholder and Executive agree to deliver to Buyer, at any time during the Confidentiality Period, all Confidential Information which any of them may possess or control.

          8.2  Non-Competition/Noninterference.  During the period commencing on
               -------------------------------
the date hereof and ending five (5) years from the date hereof, none of the Sellers, Stockholder, Executive nor any Affiliate thereof shall, directly or indirectly:

          (a) anywhere within a twenty-five (25) mile radius from either Center own, manage, operate, advise (whether or not for compensation), control, or invest or acquire an interest in any business, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, lender, advisor, consultant, investor or other participant, any business which provides diagnostic imaging services (a "Competitive Business");
 --------------------

          (b) solicit, induce or influence any customer, supplier, or any other person or entity which has a business relationship with Buyer or any MRI Group Entity to discontinue or reduce the extent of such relationship with Buyer or any MRI Group Entity; or

          (c) (i) recruit, solicit, or otherwise induce or influence any employee of Buyer or any MRI Group Entity to discontinue such employment with Buyer or any MRI Group Entity or any radiologist who, at the time has a business relationship with Buyer or any MRI Group Entity, from discontinuing such relationship with Buyer or an MRI Group Entity, or (ii) employ or seek to employ, or cause any Competitive Business or permit any Competitive Business to employ or seek to employ any person who is then employed by Buyer or any MRI Group Entity.

          (d) Notwithstanding the foregoing, the provisions of this Section 8.2 will not be deemed breached merely because either Seller, Stockholder or Executive beneficially own, in the aggregate, not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by either Sellers, Stockholder or Executive, such stock is listed on a national securities exchange, is reported on Nasdaq, or is traded in the over-the-counter market by a member of a national securities exchange.

          (e) Sellers, Stockholder and Executive acknowledge and agree that in the event of any breach or likely breach of any of the covenants of Article 8 herein, the Buyer and any relevant Affiliate would incur damages in an amount difficult to ascertain and/or be irreparably harmed and could not be made whole solely by monetary damages. It is accordingly agreed that such persons, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to injunctive relief in respect of such breach or likely breach as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Article 8 herein and without the proof of actual damages.

          (f) Sellers, Stockholder and Executive acknowledge and agree that the covenants and other provisions set forth in Article 8 herein are reasonable, including with respect to duration and subject matter, and that they are receiving valuable and adequate consideration for such covenants under this Agreement. The parties acknowledge that it is their intention that all such covenants and provisions be enforceable to the fullest extent possible under applicable law. If any of the provisions set forth in this Article 8 are found to be unenforceable in any instance, such finding or invalidity shall not effect the enforceability of any remaining provision and such unenforceable provision to the specific extent that it is unenforceable, shall be interpreted to extend only over the maximum period of time and to the maximum extent as to the which it is enforceable, in order to effectuate the parties' intention, as represented hereby, to the greatest extent possible.



                                   ARTICLE 9

                                INDEMNIFICATION

          9.1  Indemnity by Sellers, Stockholder and Executive.  Effective as of
               -----------------------------------------------
the Closing Date, each of Sellers, Stockholder and Executive, jointly and severally, agrees to indemnify and hold harmless Buyer and its successors and assigns and its and their respective officers, directors, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockhold ers, in each case past, present, or as they may exist at any time after the date of this Agreement (including Buyer, the "Buyer Indemnitees")
                                                        -----------------
against and in respect of any and all:

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Sellers, Stockholder or Executive contained in this Agreement or in any other agreement executed and delivered by Sellers, Stockholder or Executive hereunder or in connection herewith (ii) any obli gation or liability of any nature, accrued or contingent, not assumed by Buyer in accordance with Section 1.4 of this Agreement, including but not limited to any trade and lender payable obligations incurred prior to the Closing Date, (iii) the waiver by Buyer of compliance by Sellers with the provisions of applicable bulk sales laws, (iv) the application of appropriate health care laws as they pertain to the provision of services by the Centers prior to the Closing Date and (v) any action by any stockholder of the Sellers relating to the transaction contemplated hereby;

          (b) claims, suits, actions and proceedings, including but not limited to professional liability claims, (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring on or prior to the Closing Date relating to the Purchased Assets or the operation or conduct of the Business on or prior to the Closing Date; and

          (c) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon any untrue or alleged untrue statement of any material facts contained in any registration statement filed pursuant Section
               1.8 hereto, or any document relating thereto, including all amendments, and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading; provided, however, that the
                                                 --------  -------
               Sellers will be liable as aforesaid only to the extent that such untrue or alleged untrue statement or omission or alleged omission is based upon information furnished to the Buyer by or on behalf of Sellers expressly for use therein, or as a result of its failure to furnish the Buyer with information requested by Buyer specifically for use therein.

          9.2  Indemnity by Buyer and MRI.  Effective as of the Closing Date,
               --------------------------
Buyer and MRI agree to indemnify and hold harmless Sellers, Stockholder and Executive and their successors and assigns and their respective partners, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders (including Sellers, the "Seller Indemnitees") against and in
                                          ------------------
respect of any and all:

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Buyer or MRI contained in this Agreement, or in any other agreement executed and delivered by Buyer or MRI hereunder or in connection herewith, (ii) the liabilities assumed by Buyer pursuant to Section 1.4 of this Agreement and (iii) the application of appropriate health care laws as they pertain to the provision of services by the Centers after the Closing Date;

          (b) claims, suits, actions and proceedings, including but not limited to professional liability claims, (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring after the Closing Date relat ing to the Purchased Assets or the operation or con duct of the Business after the Closing Date except to the extent that same results from the breach of any representation or warranty of Sellers, Stockholder or Executive hereunder; and

          (c) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon any untrue or alleged untrue statement of any material facts contained in any registration statement filed pursuant Section 1.8 hereto, or any document relating thereto, including all amendments, and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading; provided,
                                                                --------
               however, that Buyer will not be liable where the untrue or
               -------
               alleged untrue statement or omission or alleged omission is based upon information furnished to Buyer by or on behalf of Sellers expressly for use therein, or as a result of the Sellers' failure to furnish to the Buyer information requested by Buyer specifically for use therein.

          9.3  Defense of Claims.  Any Buyer Indemnitee or Seller Indemnitee
               -----------------
(the "Indemnified Party") seeking indemnification under this Agreement shall
      -----------------
give to the party obligated to provide
indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim
                                                ----------                -----
Notice") describing in reasonable detail the facts giving rise to any claim for
------
indemnification hereunder promptly upon learning of the existence of such claim. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, in such event, shall agree to pay and otherwise discharge with the Indemnitor's own assets all judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses related thereto; and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. If the Indemnitor does not assume the defense thereof, the Indemnitor shall similarly cooperate with the Indemnified Party in such defense or prosecution. The Indemnified Party shall have the right to participate in the defense or prosecution of any lawsuit with respect to which the Indemnitor has assumed the defense and to employ its own counsel therein, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action or (ii) such Indemnified Party shall have reasonably concluded that there exists a significant conflict of interest with respect to the conduct of such Indemnified Party's defense by the Indemnitor, in either of which events such fees and expenses shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. The Indemnitor shall have the right, in its sole discretion, to settle any claim solely for monetary damages for which indemnification has been sought and is available hereunder, provided that the Indemnitor shall not agree to the
                            --------
settlement of any claim which constitutes the subject of a Claim Notice which settlement in the reasonable opinion of the Indemnified Party would have an adverse continuing effect on the business of the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any suit, which settlement the Indemnitor may, if it shall have assumed the defense of the suit, reject in its reasonable judgment within 10 days of receipt of such notice.

Notwithstanding the foregoing the Indemnified Party shall have the right to pay or settle any suit for which indemnification has been sought and is available hereunder, provided that, if the defense of such claim shall have been assumed
           --------
by the Indemnitor, the Indemni fied Party shall automatically be deemed to have waived any right to indemnification hereunder.



                                   ARTICLE 10

                                 MISCELLANEOUS


          10.1 Bulk Sales Laws.  Buyer waives compliance by Sellers with any
               ---------------
applicable bulk sales law and Sellers hereby agree to indemnify Buyer from any liability thereunder.

          10.2 Payment of Sales, Use and Similar Taxes.  Buyer shall be
               ---------------------------------------
responsible for, and shall pay when due, all taxes (but excluding any income taxes), of any nature whatsoever, applicable to, or resulting from, the sale and purchase of the Purchased Assets hereunder.

          10.3      Expenses.  Each party hereto shall pay its own expenses
                    --------
incident to the negotiation, preparation and consummation of this Agreement and all other agreements, instruments and documents executed and delivered by it hereunder or in connection herewith, including all fees and expenses of its or their respective counsel and accountants, whether or not the transactions contempla ted hereby or thereby are consummated.

          10.4 Further Actions.  At any time and from time to time after the
               ---------------
Closing, each party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

          10.5 Survival.  The representations, warranties, covenants and
               --------
agreements contained in or made pursuant to this Agreement shall survive the Closing, except to the extent that they relate to a specified earlier date, for a period of eighteen (18) months following the Closing Date.

          10.6 Entire Agreement; Modification.  This Agreement (including the
               ------------------------------
Schedules and Exhibits hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

          10.7 Notices.  Any notice given pursuant to this Agreement to any
               -------
party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or when hand delivered as follows:

               If to Sellers, Stockholder or Executive:

               c/o Gordon, Feinlatt, Rothman, Hoffberger
                 & Hollander
               The Garrett Building
               233 East Redwood Street
               Baltimore, Maryland 21202
               Attention: Hillel Tendler, Esq.

               with a copy to:

               Gordon, Feinlatt, Rothman, Hoffberger
                 & Hollander
               The Garrett Building
               233 East Redwood Street
               Baltimore, Maryland 21202
               Attention: Hillel Tendler, Esq.


               If to Buyer:

               Accessible Resources, Inc.
               c/o Medical Resources, Inc.
               155 State Street
               Hackensack, New Jersey 07601
               Attention:  Mr. William D. Farrell

               with a copy to:

               Werbel & Carnelutti
               711 Fifth Avenue
               New York, New York 10022
               Attention:  Stephen M. Davis, Esq.

or at such other address as either such party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

          10.8      Waiver.  Any waiver must be in writing, and any waiver by
                    ------
any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          10.9 Binding Effect; Assignment.  (a) Neither this Agreement nor any
               --------------------------
of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and any purported assignment without such consent shall be void.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

          10.10   Separability.  If any provision of this Agreement is invalid,
                  ------------
illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invali dity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.

          10.11   Headings.  The headings in this Agreement are solely for
                  --------
convenience of reference and shall be given no effect in the construction and interpretation of this Agreement.

          10.12   Counterparts.  This Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.13   Governing Law.  This Agreement shall be construed and enforced
                  -------------
in accordance with the laws of the State of New York, without giving effect to conflict of laws.

          10.14   Incorporation by Reference.  The Schedules and Exhibits
                  --------------------------
attached hereto and the letters referred to herein as having been executed or delivered concurrently with the execution of this Agreement are an integral part of this Agreement and are incorporated herein by reference.

          10.15   Definitions.  As used herein, the following terms shall have
                  -----------
the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

          "Affiliate" of a Person shall mean any other Person controlling,
           ---------
controlled by or under common control with such Person.
          "Key Employee" shall mean any person who is employed in a management,
           ------------
executive, supervisory, marketing or sales capacity for another person.

          "Market Value" shall mean, with respect to any trading day, the
           ------------
average of the closing price per share of the MRI Common Stock on the five consecutive trading days ending on such date. The closing price for each such day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices of such MRI Common Stock, in either case on The Nasdaq Stock Market or the principal securities exchange on which the shares of MRI Common Stock are listed or admitted to trading.

          "MRI" shall mean Medical Resources, Inc., a Delaware corporation.
           ---

          "MRI Group Entity" shall mean any entity in which the Buyer, MRI, any
           ----------------
direct or indirect subsidiary of MRI, or any such other entity has a significant direct or indirect equity or financial interest at any time during the term of this Agreement.

          "Person" shall mean and include any individual, partner ship, firm,
           ------
corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first written above.


                              ACCESSIBLE MRI OF BALTIMORE
                               COUNTY, INC.



                              By:_____________________________
                                 Name: Ross H. Taber
                                 Title: President

                              ACCESSIBLE MRI OF MONTGOMERY
                               COUNTY, INC.



                              By:_____________________________
                                 Name: Ross H. Taber
                                 Title: President


                              ________________________________
                              Executive: Ross H. Taber


                              ________________________________
                              Stockholder: Phyllis S. Taber


                              ACCESSIBLE RESOURCES, INC.


                              By:_____________________________
                                 Name: William D. Farrell
                                 Title: President

Solely with respect to the issuance of
the Closing Shares and Sections 1.3,
1.8, 3.1 through 3.3 and 9.2 hereof:

MEDICAL RESOURCES, INC.


By:_____________________________
   Name: William D. Farrell
   Title: President